Exhibit 99

AMERICAN NATIONAL BANKSHARES INC.
DIVIDEND REINVESTMENT PLAN
DESCRIPTION, TERMS AND CONDITIONS


1.       PURPOSE OF THE PLAN

The purpose of this Dividend Reinvestment Plan (the "Plan") is to provide the participating shareholders of American National Bankshares Inc. (the "Company") with a convenient method of investing cash dividends and voluntary cash contributions in additional shares of the common stock of the Company at a cost representing a savings over that available in normal market purchases.


2.       DEFINITIONS.

For purposes of the Plan, the following words or phrases shall have meanings assigned to them below:

         (a) "Bank" shall mean American National Bank and Trust Company.

         (b) "Common Stock" shall mean the $1.00 par value Common Stock of the Company.

         (c) "Company" shall mean American National Bankshares Inc.

         (d) "Dividend Reinvestment Committee" shall mean the committee so designated by the Board of Directors of the Company. The Dividend Reinvestment Committee shall be composed of at least three (3) persons, two of whom shall be the chief executive officer of the Company and an officer of the Plan Agent.

         (e) "Employee" shall mean an employee of the Bank or the Company.

         (f) "Fair Market Value" shall mean the value of the Common Stock determined by the Dividend Reinvestment Committee as follows:

                  (i) During such time as the Common Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of the Common Stock on the stock exchange(s) on the applicable date or, if no sale of the Common Stock has been made on any exchange on that day, the fair market value shall be determined by reference to such prices on the next preceding day on which Common Stock was traded.

                  (ii) During such time as the Common Stock is not listed on an established stock exchange but is listed in the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System, the fair market value per share shall be the average of the highest and lowest trading prices for the Common Stock on the


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applicable  date or, if no trade of Common Stock  occurred on that day, the fair market value shall be determined by reference to such price on the next preceding day on which the Common Stock was traded.

                  (iii) During such time as the Common Stock is not listed on an established stock exchange or on the NASDAQ National Market System but is quoted by NASDAQ, the fair market value per share shall be the average of the closing dealer "bid" and "ask" prices for the Common Stock, as quoted by NASDAQ for the applicable day or, if no "bid" and "ask" prices are quoted for that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

                  (iv) During such time as the Common Stock is not listed on an established stock exchange or quoted by NASDAQ, the fair market value per share shall be the average of the lowest "bid" and highest "ask" quotations of the Common Stock on the applicable date, as reported by one or more brokerage firms which then make a market in the Common Stock or, in the absence of either a "bid" or "ask" quotation, the quotation (or average of the quotations, if several) reported on the applicable date, whether "bid" or "ask".

                  (v) In the event the Common Stock is not traded on an established stock exchange or quoted by NASDAQ and no "bid" and "ask" prices are available or if, in the determination of the Dividend Reinvestment Committee, the value determined pursuant to subparagraph (iv) above does not accurately reflect the fair market value of the Common Stock, the fair market value of the Common Stock shall be as determined in good faith by the Dividend Reinvestment Committee.

         (g) "Investment Dates" shall mean the date a dividend is actually paid by the Company.

         (h) "Participant" shall mean a holder of Common Stock of the Company who has elected to participate in the Plan by delivering an executed Participant Card to the Plan Agent.

         (i) "Participant Card" shall mean the card or other document designated by the Plan Agent as the required evidence of a shareholder's election to participate in the Plan.

         (j) "Payroll Deduction Authorization Form" shall mean the form or other document designated by the Plan Agent as the required evidence of an Employee's election to make voluntary cash contributions through an automatic payroll deduction mechanism.

         (k) "Plan Agent" shall mean the Company, and shall also mean any other entity to which the Company has delegated all or any part of its responsibilities hereunder, with the exception of purchasing Plan Shares pursuant to the Plan.

         (l) "Plan Shares" shall mean shares of Common Stock that have been purchased by a Participant under the Plan and which are held by the Plan Agent in a custodial account.



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         (m)  "Purchasing  Agent" shall mean the entity  designated  by the Plan
Agent to purchase Plan Shares for the Participants.

         (n) "Record Date" shall mean the date on which a person must be registered as a shareholder on the stock books of the Company in order to receive a dividend.


3.       ADMINISTRATION

The Plan shall be administered by the Company, however, the purchase of Plan Shares will be delegated to an unaffiliated third party (the "Purchasing Agent"). The initial Purchasing Agent shall be Scott & Stringfellow, Inc. All Plan Shares will be registered in the name of the Plan Agent (or its nominee) as agent for the Participants. The Plan Shares will be credited to the accounts of the respective Participants as their interest may appear.


4.       PARTICIPATION

Subject to the provisions of Sections 4, 5, and 17 herein, all holders of record of the Common Stock of the Company are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own must become a shareholder of record by having all or a part of such shares transferred into his own name or arrange for the holder of record of such shares to enroll in the Plan by submitting a Participant Card to the Plan Agent in order to participate in the Plan.

The Company reserves the right not to offer participation in the Plan to those holders of record who reside in jurisdictions which require registration of the Plan with the securities commission of that jurisdiction.


5.       ENROLLMENT

A shareholder of record may enroll in the Plan at any time, unless (a) the Plan Agent or the Purchasing Agent has reason to believe that such enrollment is not, at such time, permitted under the laws of the jurisdiction in which such shareholder resides or under the laws of the United States, or (b) the Plan is suspended or terminated as hereinafter provided, by completing and signing a Participant Card and returning it to the Plan Agent. If a Participant Card requesting reinvestment of dividends is received by the Plan Agent on or before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If a Participant Card is received from a shareholder after the Record Date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next Record Date if the shareholder is still a holder of record. A shareholder who elects to enroll in the Plan may participate with respect to some, but not all shares of Common Stock owned of record by that shareholder. Once a shareholder has enrolled in the Plan, his participation continues with respect to his participating shares until terminated by such shareholder or by the Company pursuant to the terms of the Plan.


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6.       VOLUNTARY CASH CONTRIBUTIONS

Each Participant may make voluntary cash contributions to the Plan of not less than $200 nor more than $3,500 during any single dividend period. Participants need not invest the same amounts during each dividend period. Participants are under no obligation to make any cash contributions.

A voluntary cash contribution shall be made by forwarding a check or money order, payable to the Plan Agent, with a completed Participant Card when enrolling, or thereafter, accompanied by the transmittal form for mailing voluntary cash contributions that will be included with each statement of account furnished to Participants pursuant to Section 11. Employees may make voluntary cash contributions by completing a Payroll Deduction Authorization Form and returning it to the Plan Agent. The Purchasing Agent will apply each voluntary cash contribution received from a Participant before a Record Date to the purchase of Common Stock for the account of that Participant on the next Investment Date. A voluntary cash contribution will not be deemed to have been made by a Participant or received by the Purchasing Agent until the funds contributed are actually collected.

Interest will not be paid on voluntary cash contributions. Voluntary cash contributions will be returned to a Participant upon written request to the Plan Agent, provided that the request is received not later than 48 hours prior to the next scheduled Record Date.


7.       PURCHASES

On each Investment Date, the Company will pay to the Purchasing Agent the total amount of dividends payable on each Participant's shares of Common Stock enrolled in the Plan (including Plan Shares) and, except as otherwise directed by the Company, the Purchasing Agent shall use that amount, in addition to the Participant's voluntary cash contributions, if any, to purchase Common Stock in the open market for the account of the Participant.

Purchases will be made as soon as possible after the applicable Investment Date, but not more than 30 days after such date. The purchase price to a Participant of Common Stock purchased in the open market will be the cost (excluding brokerage commissions) to the Purchasing Agent of such purchases. No Common Stock will be allocated to a Participant's account until the date on which the Purchasing Agent has purchased sufficient shares of Common Stock to cover purchases for all Participants in the Plan. If purchases occur at different prices, the purchase price per share of Common Stock to all Participants will be based upon the average of the prices of all shares of Common Stock purchased.

Each Participant's account will be credited with the number of whole and fractional shares (calculated to four (4) decimal places) equal to the amount to be invested divided by the applicable purchase price.




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8.       TEMPORARY CURTAILMENT OF PURCHASES OR SALES

Temporary curtailment or suspension of purchases or sales of shares may be made at any time when such purchases or sales would, in the judgment of the Plan Agent, contravene or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission, or any other governmental commission, agency or instrumentality, of any court or securities exchange or of the National Association of Securities Dealers, Inc. The Plan Agent shall not be accountable or otherwise liable for failure to make purchases or sales at such times.


9.       DIVIDENDS

As record holder of the Plan Shares held in Participants' Accounts under the Plan, the Plan Agent will receive dividends on all Plan Shares held on each dividend Record Date, will credit such dividends to Participants' accounts on the basis of whole or fractional shares held in each account and will automatically reinvest these dividends in the Common Stock of the Company.


10.      COSTS

Participants will be charged the actual cost (excluding brokerage commissions, which shall be paid by the Company) of all Common Stock purchased in the open market. All costs of administration of the Plan will be borne by the Company; however, a reasonable service charge may be assessed at the time of a Participant's withdrawal from the Plan or at any time a share certificate is requested by a Participant.


11.      REPORTS TO PARTICIPANTS

As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement of account showing (i) the amount of the dividend and voluntary cash contribution, if any, applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, (vi) the total shares accumulated under the Plan, computed to four decimal places, (vii) the cost basis of whole and fractional shares purchased and (viii) the date of purchase. Each Participant will receive annually Internal Revenue Service Form 1099, or any successor form, reporting dividend income received.


12.      VOTING OF SHARES

For each meeting of shareholders, the Plan Agent will forward a proxy to each Participant, and will vote the whole Plan Shares in the Participant's account in



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accordance  with the  instructions  received  from the  Participant.  Fractional shares will not be voted. The Plan Shares of a Participant who does not return a proxy will not be voted.


13.      CERTIFICATES FOR SHARES

All Plan Shares will be registered in the name of the Plan Agent or its nominee, as agent for the Participants. Certificates for Plan Shares will not be issued to Participants unless requested in writing. Certificates for any number of whole Plan Shares will be issued to a Participant within 15 days of a written request to the Plan Agent signed by the Participant. A reasonable fee may be charged for each certificate requested. Any remaining whole or fractional Plan Shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.


14.      TERMINATION OF ACCOUNT AND WITHDRAWALS

A Participant may terminate his account not less than 15 days prior to any Investment Date by giving written notice of termination to the Plan Agent. Any notice received less than 15 days prior to an Investment Date shall not be effective until dividends and other accumulated funds, if any, have been invested and credited to his account. The Plan Agent may terminate any account by written notice to the Participant.

Within a reasonable time after termination, the Plan Agent will deliver to the Participant (i) a certificate for all whole Plan Shares held under the Plan,
(ii) a check for any uninvested dividends and voluntary cash contributions,  and
(iii) a check in lieu of the issuance of a fractional share equal to the fractional Plan Share multiplied by the fair market value per share of the Common Stock on the date of termination. The Participant shall have no right to draw checks or drafts against his account or to give instructions to the Plan Agent with respect to any Plan Shares or cash held in the Participant's account except as expressly provided in the Plan. The Participant may be charged a reasonable fee for issuance of the certificate.

As an alternative, upon termination of participation in the Plan, a Participant may request in writing that any number of whole shares credited to the Participant's account be sold by the Plan Agent. The Plan Agent shall have the right to require that the Participant's signature on such request be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guaranty medallion program). When a request to sell whole shares for a Participant's account has been received, such shares will be sold by the Plan Agent, and the Participant will receive a check for the proceeds of the sale, less any brokerage fees and commissions, the applicable withdrawal fee and any transfer taxes. Sales may be made on any securities exchange on which the shares are traded or listed for trading, in the over-the-counter market or in negotiated transactions and on such terms as to price, delivery and otherwise as the Plan Agent may, in its sole and absolute discretion, determine. Any such sale shall



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be made within five  business days  following  the receipt of the  Participant's written request to sell such shares, unless sales are curtailed or suspended in accordance with Section 8.

Such request can apply only to authorization for sale and not as to the price, terms or timing of such sale.


15.      DISPOSITION OF SHARES

After receipt of notice that a Participant has disposed of all shares of Common Stock registered in his name, the Plan Agent will request instructions from the Participant as to the disposition he wishes to be made of shares in his Dividend Reinvestment Account. If the Plan Agent is unable to obtain instructions within 30 days after the mailing of such request, it may terminate the account and have a certificate issued and delivered for all full shares in the plan together with cash for any fractional interest in a share at the current fair market value, or it may, at its discretion, continue to reinvest the dividends until otherwise instructed.


16.      STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

Any stock dividends or split shares distributed by the Company with respect to the Plan Shares of a Participant will be added to his account with the Plan Agent as additional Plan Shares. Stock dividends or split shares distributed with respect to shares of Common Stock registered in a Participant's name will be mailed directly to the Participant in the same manner as to shareholders who do not participate in the Plan.

In the event of a rights offering by the Company, the Plan Agent may either sell all rights received with respect to Plan Shares held of record by the Plan Agent as custodian, or, in its discretion, may distribute rights to Participants. If the Plan Agent sells all rights received with respect to Plan Shares, the Plan Agent will invest the proceeds of such sales in additional shares of Common Stock, which will be retained by the Plan Agent as custodian and credited proportionately to the accounts of the Participants. Participants who wish to exercise rights with respect to Plan Shares must request the Plan Agent to forward a share certificate to the Participant as provided in Section 13 of the Plan. Such request must be made prior to the Record Date for exercising such rights. Rights on shares of Common Stock registered in the name of a Participant will be mailed directly to the Participant.


17.      AMENDMENT OR DISCONTINUANCE OF THE PLAN

The Company may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Thirty (30) days' notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan.




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18.      INTERPRETATION OF THE PLAN

Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants.


19.      NOTICES

All communications with or notices to the Participants may be given by letter addressed to the Participant at the Participant's last address of record with the Company. The Participant agrees to give prompt written notice to the Company of any change of address.

All communications with or notices required to be given to the Plan Agent should be addressed to:

                  IF MAILED:

                           American National Bankshares Inc.
                           P. O. Box 191
                           Danville, Virginia  24543-0191
                           Attention:  President and Chief Executive Officer

                  IF DELIVERED:

                           American National Bankshares Inc.
                           628 Main Street
                           Danville, Virginia  24541
                           Attention:  President and Chief Executive Officer

Additional Participant Cards may be requested and inquiries made about the Plan by writing to the mailing address shown above or by calling the Plan Agent at
(804) 792-5111.

In the event of any change in or substitution of the Plan Agent, a notice of the new Plan Agent's address and telephone number shall be sent to all participants and this Section 19 shall be amended accordingly.


20.      DUTIES AND RESPONSIBILITIES

Neither the Company, the Plan Agent nor its nominees shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein. Neither the Company nor the Plan Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of


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liability  (a) with  respect  to the time or  prices  at which  Common  Stock is purchased or sold for a Participant's account, or any inability to purchase or sell Common Stock, for any reason, (b) for any fluctuation in the market value after purchase or sale of Common Stock, or (c) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of notice in writing of his or her death.


21.      GOVERNING LAW

This Plan is governed by the laws of the Commonwealth of Virginia.


22.      NO TERMINATION BY OPERATION OF LAW

The delivery by a Participant of a signed Participant Card to the Plan Agent shall constitute an irrevocable appointment of the Plan Agent as such
Participant's agent, which appointment can be terminated by terminating such Participant's account in the manner provided in Section 14. The authority conferred by the Participant Card shall not be terminated by operation of law, whether by the death or incapacity of the Participant, the termination of any trust, the dissolution of any corporation or the occurrence of any other event.


23.      GENDER AND NUMBER

Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.


24.      EFFECTIVE DATE

The effective date of the plan is as of August 20, 1997.


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